UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 18, 2012

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, the Board of Directors (the “Board”) of InVivo Therapeutics Holdings Corp. (the “Company”) elected Kenneth DiPietro as a Class I director to fill an existing vacancy on the Board. The Board also appointed Mr. DiPietro as a member and Chairman of the Governance, Nominating and Compensation Committee of the Board (the “Committee”).

In connection with his election, the Committee approved the grant of an option to purchase 50,000 shares of the Company’s common stock, which vests in 12 equal monthly installments beginning on the first anniversary of the date of grant. As an independent director, Mr. DiPietro will be compensated for his service as a director under the Board’s existing non-employee director compensation policy, including an annual cash retainer fee of $25,000, an annual cash retainer of $5,000 for serving as Chairman of the Governance, Nominating and Compensation Committee, and per meeting cash fees. In addition, independent directors also receive an annual grant of an option to purchase 50,000 shares of the Company’s common stock on December 10 of each calendar year, which vests in 12 equal monthly installments beginning on the first anniversary of the date of grant. Mr. DiPietro will also be entitled to reimbursement for reasonable travel expenses in connection with attendance at meetings of the Board and Board committees.

Since January 2012, Mr. DiPietro has served as Executive Vice President of Human Resources at Biogen Idec Inc. Mr. DiPietro joined Biogen Idec from Lenovo Group, where he served as Senior Vice President, Human Resources. From 2003 to 2005, he served as Corporate Vice President, Human Resources at Microsoft Corporation (2003 to 2005) and as Vice President, Human Resources at Dell Inc. (1999 to 2002). Prior to that, he spent 17 years at PepsiCo, serving in a range of human resource and general management positions. Mr. DiPietro was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. DiPietro and the Company that would require disclosure under item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: December 20, 2012	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer